Exhibit 99

News Release

Ecolab Inc.
370 Wabasha Street North
St. Paul, Minnesota 55102

FOR IMMEDIATE RELEASE

Michael Monahan	(651) 293-2809 (Tel)
(651) 225-3123 (Fax)

William Jews Retires from Ecolab Board

ST. PAUL, Minn., February 28, 2005:  Ecolab Inc. announced that William L. Jews, President and Chief Executive Officer of CareFirst, Inc., has retired as a director of Ecolab.

In submitting his resignation, Jews said “It is with very mixed emotions that I make this decision. While I have thoroughly enjoyed my tenure on Ecolab’s board and have great respect for my fellow board members and Ecolab’s management group, the increasing demands in today’s operating environment requires me to focus more of my time and attention on CareFirst.   I leave the Ecolab board confident in the company’s tradition of strong and effective governance, as well its history of strong growth, and expect them to continue.”

Commenting on Jews retirement, Allan L. Schuman, Chairman of Ecolab’s board said: “Bill has been a valued and highly effective director, providing strong counsel and leadership as chair of the Finance committee and member of the Audit committee.  We regret his decision to retire from our board, but understand his first duty is to his company and board.  We will miss his friendship and thank him for his outstanding service to our company.  We wish him well.”

As a result of Mr. Jews’ decision to retire, the Board determined that the Board size would be decreased from 14 to 13 directors.

With 2004 sales of $4.2 billion, Ecolab is the leading global developer and marketer of premium cleaning, sanitizing, pest elimination, maintenance and repair products for the hospitality, foodservice, institutional and industrial markets.  Ecolab shares are traded on the New York Stock Exchange and the Pacific Exchange under the symbol ECL.

Ecolab news releases and other investor information are available on the Internet at www.ecolab.com.

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